Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 333-51221, 333-47132 and 333-108993 on Form S-8 of our report dated August 31, 2007 appearing in this Annual Report on Form 11-K of the Employee Stock Purchase Plan (Japan) for the year ended
June 30, 2007.
/s/ Manabat Delgado Amper & Co.
Makati City, Philippines
September 28, 2007